UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2013

MOJO DATA SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Puerto Rico	333-175003	66-0808398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2105 Plantation Village Dorado, Puerto Rico	00646
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 521-9700

N/A

(Former name or former address, if changed since last report)

With a copy to:

Philip Magri, Esq.

The Magri Law Firm, PLLC

11 Broadway, Suite 615

New York, NY 10004

T: (646) 502-5900

F: (646) 826-9200

pmagri@magrilaw.com

www.MagriLaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On October 3, 2013, the Company issued the following shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), and Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock and collectively with the Common Stock and the Series A Preferred Stock, the “Securities”), to the Company’s officers and directors. The Securities were issued to each individual pursuant to a Stock Purchase Agreement, dated September 20, 2013, between the Company and each individual in consideration for services rendered and valued at $0.001 per share. The Company relied upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available to the Company pursuant to Section 4(a)(2) (formerly Section 4(2)) promulgated under the Securities Act due to the fact that the individuals were officers and directors of the Company and the issuances did not involve a public offering of securities. The Securities are deemed to be “restricted securities” and “control securities” pursuant to Rule 144 promulgated under the Securities Act, and certificates evidencing the Securities shall bear the customary restrictive legends.

Joseph Spiteri (Chief Executive Officer, Chairman, President, Secretary and Treasurer)

●	3,000,000 shares of Common Stock

●	8,000,000 shares of Series A Preferred Stock

●	15,000,000 shares of Series B Preferred Stock which are held in escrow and shall be released upon the Company’s achievement of certain financial milestones as set forth in the Stock Purchase Agreement between the Company and Mr. Spiteri.

Nicholas P. DeVito (Chief Operating Officer)

●	1,500,000 shares of Common Stock, of which 1,125,000 shares are held in escrow and shall be released over three years (i.e., 375,000 per year), commencing on the first year anniversary of the first issue date and prorated on a monthly basis.

Ronald J. Everett (Chief Financial Officer)

●	750,000 shares of Common Stock, of which 600,000 shares are held in escrow and shall be released over four years (i.e., 150,000 per year), commencing on the first year anniversary of the first issue date and prorated on a monthly basis.

Ralph M. Amato (Director)

●	5,750,000 shares of Series B Preferred Stock, all of which are held in escrow and shall be released upon the Company achieving certain financial milestones as set forth in the Stock Purchase Agreement between the Company and RDA Equities, LLC, an entity of which Mr. Amato has voting and dispositive control.

Pursuant to the Certificate of Designation of the Series A Preferred Stock, each outstanding share of Series A Preferred Stock shall automatically be converted into one share of Common Stock of the Company on January 1, 2016, without any further action by the holder thereof.

Pursuant to the Certificate of Designation of the Series B Preferred Stock, each share of Series B Preferred Stock is convertible at any time and from time to time thereof, into one share of Common Stock of the Company, subject to adjustment in certain circumstances.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

Series B Preferred Stock

On October 3, 2013, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Puerto Rico Department of State for the purposes of amending the Company’s Certificate of Incorporation to establish a series of preferred stock, designated as the Company’s “Series B Preferred Stock,” from the Company’s 90,000,000 remaining authorized “blank check” preferred stock, par value $0.001 per share. The Certificate of Designation was effective upon filing.

The Certificate of Designation fixes the rights, preferences, powers, restrictions and limitations of the Company’s Series B Preferred Stock, including, but not limited to, the following:

●	Number of Shares. The class of Series B Preferred Stock consists of 30 million (30,000,000) shares of the Company’s preferred stock, par value $0.001 per share;

●	Dividends and Distributions. With respect to the payment of dividends and distribution of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all shares of the Series B Preferred Stock shall rank senior to the Company’s Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock but junior to the Company’s outstanding Series A Preferred Stock.

●	Voting. The Series B Preferred Stock is entitled to vote with the Common Stock of the Company, voting together as a single class, and generally, each outstanding share of Series B Preferred Stock is entitled to one vote on all matters voted upon by the shares of Common Stock.

●	Conversion. The Series B Preferred Stock is convertible, from time to time by the holder thereof, into shares of Common Stock, on one for one basis, subject to adjustment in the case of a dividend, subdivision, combination or reclassification of the Company’s outstanding Common Stock or the reorganization, reclassification or merger of the Company.

The Certificate of Designation of the Series B Preferred Stock is field as Exhibit 3.2 to this Form 8-K and is incorporated by reference herein. The foregoing summary of the Series B Preferred Stock is qualified in its entirety by reference to the Series B preferred Stock Certificate of Designation filed herewith

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1(1)	Certificate of Incorporation of MOJO Data Solutions, Inc. and Certificate of Designation of the Series A Preferred Stock filed with the Puerto Rico Department of State on August 21, 2013.

3.2	Certificate of Designation of the Series B Preferred Stock filed with the Puerto Rico Department of State on October 3, 2013.

10.1	Form of Stock Purchase Agreement, dated September 20, 2013, between MOJO Data Solutions, Inc. and each officer and director of MOJO Data Solutions, Inc.

(1)	Filed as an Exhibit to Form 8-K filed on September 16, 2013 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOJO DATA SOLUTIONS, INC.

Dated: October 4, 2013	By:	/s/ JOSEPH SPITERI
Joseph Spiteri
President, Chief Executive Officer, Secretary and Treasurer (Principal Executive Officer)